Exhibit 99.1

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

Keystone Automotive Industries, Inc. Receives Affirmative Recommendations From

Three Proxy Advisory Firms For Proposed LKQ Merger

POMONA, CA – October 3, 2007 – Keystone Automotive Industries, Inc. (NasdaqGS: KEYS) today said its proposed merger agreement with LKQ Corporation (NasdaqGS: LKQX) has received positive recommendations from three proxy advisory firms, Glass Lewis & Co., PROXY Governance, Inc. and Egan-Jones Proxy Services.

Glass Lewis & Co. indicated that the proposed agreement “is relatively straightforward” and “offers shareholders a full valuation as measured on a forward EDITDA and earnings basis.” The firm’s analysis also noted that “the merger value per share represents an all-time high value for shareholders,” and “a premium of approximately 50.0 percent to the closing price of Keystone’s stock on the date that the board of directors determined to evaluate the strategic alternatives.” *

PROXY Governance, Inc. arrived at a similar conclusion, highlighting several analyst opinions – including one from Morgan Keegan & Co., Inc. regarding the fairness of LKQ’s $48.00 per share offer – representing “approximately 23x our FY08 EPS estimate of $2.10 and 12x NTM EV/EBITDA, as compared to its three-year average of 17x and 10x, respectively.” *

Egan-Jones Proxy Services, likewise, provided its clients with an extensive review of the events that led to Keystone’s board of directors recommending the proposed merger. The report also highlighted critical items contained in JP Morgan’s valuation analysis for the board and concluded “the proposed all-cash merger to be a desirable approach in maximizing shareholder value.” *

“The transaction value offered in the proposed LKQ merger represents a 13.7 firm value to EBITDA multiple, a 21.5 percent premium over the 60-day pre-announcement volume-weighted average stock price, and a 30.9% premium over the 180-day pre-announcement volume-weighted average stock price. We appreciate that these proxy advisory firms recognize the value of the transaction and what it represents to our shareholders,” said Rick Keister, president and chief executive officer of Keystone Automotive Industries.

Commenting on the recommendation by Institutional Shareholder Services against the merger, Keister said, “ISS based its conclusions on incorrect assumptions about our business, apparently without regard to the significant

Keystone Automotive Industries, Inc.

valuation being offered by LKQ. Because the assumptions made by ISS are erroneous and a disservice to our shareholders, we believe that we must discuss these issues directly with our shareholders.” Keister noted that ISS did not express any opinion regarding valuation and recommended against the merger based in part on the assumption that State Farm would in the near future authorize the use of aftermarket parts in the repair of its insured vehicles. The company believes that the recent announcement by State Farm, which included an affirmation of its current policy of not writing aftermarket parts, contradicts ISS’ assumption. He added that ISS did not fully understand the risks that design patent challenges present to Keystone. “When viewed in light of the price per share being offered by LKQ, the directors and management of Keystone continue to believe that the merger is in the best interests of Keystone shareholders and should be approved,” Keister stated.

Additional Information and Where to Find It

In connection with the proposed merger, Keystone filed a proxy statement and other documents with the Securities and Exchange Commission (“SEC”). Keystone’s stockholders are urged to read the proxy statement and other relevant materials because they contain important information about Keystone and the proposed transaction. The proxy statement was mailed to the stockholders of Keystone on or about September 7, 2007. Investors, security holders and other interested parties may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free by going to Keystone’s Investor Relations page on its corporate website at www.keystone-auto.com or by directing such request to Keystone Automotive Industries, Inc., 655 Grassmere Park Drive, Nashville, TN 37211, Attn: Corporate Secretary.

In addition, Keystone and its officers and directors may be deemed to be participants in the solicitation of proxies from Keystone’s stockholders with respect to the proposed transaction. Information concerning the interests of Keystone’s participants in the solicitation is set forth in the company’s proxy statements and Annual Reports on Form 10-K, and any interests that Keystone’s participants have in the proposed transaction are available in the proxy statement in connection with the proposed transaction. LKQ may be deemed to be participating in the solicitation of Keystone’s stockholders in favor of the approval of the merger as well. Information concerning LKQ’s directors and executive officers is set forth in LKQ’s proxy statements and Annual Reports on Form 10-K filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to LKQ’s investor relations page on its corporate website at www.lkqcorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Keystone Automotive Industries, Inc.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and also a provider of aftermarket collision replacement products. LKQ operates over 130 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

About Keystone

Keystone Automotive Industries, Inc. is the largest nationwide provider of aftermarket collision parts — distributing its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Its products are sold to more than 25,000 repair shops throughout the United States and Canada.

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance, expectations, beliefs, hopes, intentions or strategies of Keystone and LKQ. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include but are not limited to: statements about the anticipated closing of the merger and the expected future performance of the company resulting from and following the merger; receiving regulatory approval and approval from Keystone’s stockholders for the merger; and other risks that are described in our Annual Report on Form 10-K filed on June 13, 2007 for the fiscal year ended March 30, 2007 and in other reports filed by Keystone from time to time with the SEC. You should not place undue reliance on the forward-looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

* Permission to use these quotations was neither sought nor obtained.

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